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                                                                     EXHIBIT 5.1

                              HAYNES AND BOONE, LLP
                        1000 Louisiana Street, Suite 4300
                              Houston, Texas 77002
                                 (713) 547-2000

                                October 31, 2002

Nuevo Energy Company
1021 Main, Suite 2100
Houston, Texas 77002

Gentlemen:

      We have acted as counsel to Nuevo Energy Company, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") which relates to an amendment to the Company's 2001 Stock Incentive Plan (the "Plan"). The amendment to the Plan increased the number of shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), issuable pursuant to the Plan from 200,000 to 450,000 shares (the "Amendment").

      In connection therewith, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company, each as amended; (ii) the Plan;
(iii) the Amendment; and (iv) such other documents, corporate records, certificates and other instruments as we have deemed necessary for the expression of the opinions contained herein.

      In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that prices paid for shares of Common Stock will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation (as amended), Bylaws (as amended), Plan, Amendment, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

      Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 250,000 shares of Common Stock covered by the Registration Statement, which may be issued from time to time pursuant to the purchase of shares of Common Stock in accordance with the terms of the Plan, have been duly authorized for issuance by the Company, and, when so issued in accordance with the respective terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Haynes and Boone, LLP
                                                     -------------------------
                                                     Haynes and Boone, LLP